Exhibit 4.30

MANUFACTURING SERVICES AGREEMENT FOR PBT2 HCI SUPPLY

This MANUFACTURING SERVICES AGREEMENT (hereinafter called “Agreement”) is made on this 19 day of August, 2013 by and between Prana Biotechnology Ltd ACN 080 699 065 (“Prana”), a company incorporated in Australia whose registered office and principal place of business is at Level 2,369 Royal Parade, Parkville Victoria 3052 and Dr. Reddy’s Laboratories Limited (“Dr. Reddy’s”), a company incorporated and existing under the laws of India, having its principal place of business at # 8-2-337, Road No.3, Banjara Hills, Hyderabad 500 034, Andhra Pradesh, India.

Dr. Reddy’s and Prana are individually referred to as a “Party” and jointly as the “Parties”.

WHEREAS:

A.
The parties executed a Confidentiality Agreement dated 15 January 2013 and Letter of Intent dated 5 April, 2013 in relation to Prana’s requirement for Dr. Reddy’s to undertake process development, analytical method validations, cGMP manufacture and stability studies of Prana’s compound known as PBT2 HCI.

B.	The parties now enter this manufacturing services agreement to definitively record all the terms and conditions upon which Dr. Reddy’s will perform the Project.

NOW THEREFORE, IN CONSIDERATION TO THE MUTUAL COVENANTS AGREED HEREIN THE PARTIES HERETO HAVE AGREED TO BE LEGALLY BOUND BY THE FOLLOWING TERMS, WHICH SHALL HEREAFTER GOVERN THE TERMS OF THIS AGREEMENT;

1.	Definitions

For the purposes of this Agreement, capitalized terms, whether used in the singular or plural, shall have the following meanings, unless the context clearly requires otherwise:

(a)
“Affiliate” shall mean, with respect to a Party, any entity controlling, controlled by, or under common control with such Party. For these purposes, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an entity.

	(b)	“Agreement” means this agreement and includes any schedule or annexure to it.

(c)	“API” means an active pharmaceutical ingredient of the Compound.

(d)
“Approved Purposes” for a given Party means the performance of the Project and its obligations under this Agreement, and for Prana also means the use of the Compound and Results for its business purposes which will necessarily include the satisfaction of any regulatory requirements in relation to the Compound.

(e)	“Business Day” means a day other than Saturday, Sunday or a public holiday or bank holiday in the place where an act is to be performed or a payment is to be made.

(f)	“Commencement Date” means 5 April, 2013.

(g)	“Compound” or “PBT2” means 5,7-Dichloro-2-dimethylaminomethyl-8- hydroxyquinoline hydrochloride.

(h)	“Confidential Information” means Dr. Reddy’s Confidential Information or Prana Confidential Information as the context allows.

(i)	“Deliverables” means the quantities of Compound, reports, materials, licencesorother deliverables specified in the Scope of Project Works for each Sub- Project.

(j)	“Dr. Reddy’s Background IP” means all Intellectual Property owned or controlled by or licensed to Dr. Reddy’s or any Affiliate of it as at the Commencement Date.

(k)	“Dr. Reddy’s Confidential Information” means:

(i)	the Proposal (excluding any Prana Confidential Information contained in it);

(ii)	Dr. Reddy’s Background IP;

(iii)
all information concerning Dr. Reddy’s comprising its research projects, plans and strategies, trade secrets, know-how, technology, business operations and financial dealings which is or has been disclosed to or obtained by Prana prior to or after the date of this Agreement (whether orally, electronically or in writing) other than Prana Confidential information and information that Prana can establish:

(A)	was already in the public domain at the time of its provision to Prana; or

(B)	became part of the public domain after its provision to Prana, otherwise than though a disclosure by Prana or any person to whom Prana has disclosed Dr. Reddy's Confidential Information;

(C)	is or came lawfully into the possession of Prana otherwise than as a result of disclosure in breach of an obligation of confidence; or

(D)	was independently discovered by Prana without the aid, application or use of the Dr. Reddy's Confidential Information.

(l)	“Force Majeure Event” has the meaning given to it in clause 13.

(m)	“GMP” or “cGMP” means the current good manufacturing practices, standards and requirements specified in US 21 CFR parts 210 and 211 and ICH Q7.

(n)
“Intellectual Property” (“IP”) means any and all Technology and all intellectual, industrial and commercial property rights throughout the worldsubsistingin or in relation thereto including rights and interests in respect of or in connection with Patents, trade secrets, rights in confidential information, copyright (including future copyright and rights in the nature of or analogous to copyright), trade marks, service marks, database rights, designs, whether or not registered or registrable and includes applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world.

(o)
“Technology” means trade secrets, ideas, Knowledge, information, discoveries, inventions, technology, data, results, reports, formulae, techniques, strategies, concepts, methodologies, processes, procedures for experiments and tests and manufacturing scale ups, compounds, materials, methods or schemes for synthesising compounds, uses of/or indications for chemical compounds, technical data, information or specifications, testing methods, assays, isolation and purification methods, designs, sketches, records, biological materials and analyses.

(p)	“Letter of Intent” or “LOI means the Letter of Intent between the parties in relation to the Project dated 5 April, 2013.

(q)
“Material Form” in relation to information, includes any form (whether visible or not) of storage from which the information can be reproduced, and any form in which the information is embodied or encoded and in relation to Prana Materials, means the materials themselves.

(r)
“Patents” mean all patent applications, patents, or letters patents, and any claims in any such patent applications or patents, in any part of the world, including, without limitation, all continuations, continuation-in-parts, reissues, extensions, substitutions, confirmations, registrations, re-validations, and additions, and any supplementary protection certificates in respect thereof.

(s)
“Prana Arising IP” means all Intellectual Property generated, developed, conceived, created, invented, discovered, derived, modified, improved or adapted by Dr. Reddy’s, Prana or their respective Affiliates and Representatives in the course of performing the Project.

(t)	“Prana Background IP” means all Intellectual Property owned or controlled by or licensed to Prana or any Affiliate of it as at the Commencement Date.

(u)	“Prana Confidential Information” means:

	(i)	the Prana Materials;

	(ii)	the Results and Deliverables;

	(iii)	the RFP;

	(iv)	Prana Background IP and Prana Arising IP;

(v)
all information concerning Prana, the CompoundandPrana’s research projects, plans and strategies, products, materials and compounds, trade secrets, Know how, technology, business operations and financial dealings which is or has been disclosed to or obtained by Dr. Reddy’s prior to or after the Date of this Agreement (whether orally, electronically or in writing) other than information that Dr. Reddy’s can establish:

		(A)	was already in the public domain at the time of its provision to Dr. Reddy’s; or

		(B)	became part of the public domain after its provision to Dr Reddy’s, otherwise than though a disclosure by Dr.Reddy’s or any person to whom Dr.Reddy’s has disclosed Prana Confidential Information;

		(C)	is or came lawfully into the possession of Dr.Reddy’s otherwise than as a result of disclosure in breach of an obligation of confidence; or

		(D)	was independently discovered by Dr. Reddy’s outside the Project without the aid, application or use of the Prana Confidential Information.

(v)	“Prana Materials” means:

(i)
samples of the Compound in the possession of Dr.Reddy’s as at the Commencement Date and any other materials including reference standards provided by Prana to Dr. Reddy’s for the purpose of the Project; and

(ii) any APIs of the Compound or other materials manufactured by Dr. Reddy’s in the course of the Project.

(w)
“Project” means a process development and manufacturing project to carry out (by way of Sub-Projects) process development, analytical method validations, cGMP manufacture and Stability Studies of the Compound.

(x)	“Project Price” means US$772,600.

(y)	“Project Works” means the works (comprising the Sub-Projects) described in Appendix A and specified in detailin Appendix B.

(z)	“Proposal” means Dr. Reddy’s proposal for PBT2 manufacture provided in response to the RFP. The proposal is set out in Dr.Reddy’s letters dated 1 February and 15 March, 2013.

(aa)
“Quality Agreement” means the quality agreement put in place pursuant to the Process Development and Manufacturing Agreement dated 26 December, 2008 that will be modified and updated to support this Agreement.

(bb)	“Representatives” in relation to a Party means a director, officer, employee, contractor, consultant, agent or adviser of that Party.

(cc)	“Results” means:

(i)
all results, data, information, processes, procedures, methodologies, techniques, concepts, ideas, compounds, materials, items or things conceived, created, developed, discovered, derived, modified, improved or adapted by Dr. Reddy’s or Prana or their respective Affiliates and Representatives during, or as a consequence of, the Project; and

(ii)
all papers, materials, records, laboratory notebooks and documents (in written or electronic form) which have been produced by Dr. Reddy’s or Prana or their respective Affiliates and Representatives in relation to the Project and the Results.

(dd)	“RFP” means Prana’s Request for Proposal: Process Development and cGMP API Manufacture of PBT2 dated 18 January 2013.

	(ee)	“Scope of Project Works” means the specifications, requirements and Deliverables for the Project Works asset out in Appendix B.

(ff)
“Sub-Projects” means the sub-projects described in Appendix A and specified in detail in Appendix B for performance by Dr Reddy’s, subject in each case to Dr Reddy’sreceiving prior written approval from Prana.

	(gg)	“Timetable” means the timetable contained in Appendix A for the commencement and completion of each Sub-Project.

2.	Engagement and Obligations of Dr. Reddy’s

(a)
Prana engages Dr. Reddy’s to perform the Project (to the extent of those Sub-Projects authorised by Prana in accordance with clause 2 (b)), and Dr. Reddy’s agrees to accept the engagement on the terms and conditions contained in this Agreement.

(b)
Dr. Reddy’s must receive written authority from Prana’s Head of Discovery and Non-CIinical Development Manager (E. Gautier) or its Chief Operating Officer (D. Angus) before commencing any Sub-Project. Without such authority for a given Sub-Project, Dr.Reddy’s must not undertake and may not charge Prana its fee for the Sub-Project or any other amount. The work undertaken and the costs of a sub-Project cannot be altered without the express written permission of Prana. If in relation to a given Sub-Project, Prana provides written authority to undertake the Sub-Project after the relevant commencement date specified in the Timetable, then Dr.Reddy’s shall commence the Sub-Project as soon as is reasonably practicable thereafter, and in any event, not later than 14 days after Prana provides written authority to undertake the Sub-Project.

(c)
The parties acknowledge the grant of approval by Prana in the LOI for Dr.Reddy’s to commence Sub-Projects 1 and 2. The parties also acknowledge that the milestone payments for each are US$45,000 and US$40,000 respectively.

(d)
Dr. Reddy’s will perform and carry out the Project Works with all due care and skill in accordance with this Agreement, and in particular the Scope of Project Works and the Timetable. Dr. Reddy’s acknowledges the importance of obtaining an import licence for the chloroquinaldol shipment (Sub-Project 4) in good time so that the shipment can be delivered prior to the start date of Sub-Project 5.

(e)	Dr. Reddy’s must provide the following updates and reports to Prana:

(i)
weekly written updates (in a format acceptable to Prana, which will be communicated to Dr. Reddy’s in a separate email) of the work undertaken and the Results obtained for the week, problems encountered by Dr. Reddy’s, the stage of the Timetable that Dr. Reddy’s is up to and any other information that would be relevant to Prana in relation to the Project; and

(ii)
a written report (in a format acceptable to Prana) detailing all of the work carried out and all the Results obtained for each Sub-Project undertaken, including all practices, procedures, processes and data (including spectra) and information developed or generated in the conduct of the Sub-Project along with any future recommendations on completion of the work specified in the Scope of Project Works for that Sub-Project.

(f)
Dr. Reddy’s will participate in weekly teleconferences with Prana to present its updates and reports and allow Prana to ask any questions that it may have concerning the Project and set the work priorities for the following week. A Representative of Dr. Reddy’s must take the minutes of each telephone conference and prepare these for the consideration and approval of the Parties at the next telephone conference.

(g)	All Results arising out of the Project must be recorded in a written format. These results captured in a written format must:

(i) be maintained and signed in accordance with best industry practice; and

(ii) be made available for inspection by Prana upon request by Prana in writing.

(h)	Dr. Reddy’s must comply with cGMP (in relation to the manufacturing work to be undertaken by it) and all applicable laws in the performance of its obligations under this Agreement.

(i)
Prana and Dr.Reddy’s agree to work in good faith to update/vary the Quality Agreement to the extent required for the purpose of the Project (in particular Sub - Projects 5 and 7) as soon as is reasonably practicable after the date of this Agreement and in any event prior to 12 August, 2013.

(j)
On 15 days prior written notice and not more than twice in each twelve (12) month period, Dr. Reddy’s must allow Prana or any Representative of it to attend any premises at which Project Works are being conducted for the purpose of auditing all Project Works, materials and information to ensure the compliance by Dr. Reddy’s with its obligations under this Agreement. Prana’s Representative shall only have the right to access works, materials and information that relate exclusively to the Project, and only if such access would not compromise Dr. Reddy’s confidentiality obligations to another party and/or its internal QA programs. Notwithstanding the foregoing, if Prana’s Representative is not an employee of Prana, (i) he/shemust not be a competitor of Dr. Reddy’s or any of its Affiliates, and (ii) will not be permitted to access or to examine any Project Works, materials and information, until he/she has entered into a non-disclosure agreement with Dr. Reddy’s.

(k)
At any time during the conduct of the Project Works with prior notice by Prana, Dr. Reddy’s must allow Prana or any Representative of it to attend any premises at which Project Works are being conducted for the purpose of assessing the progress of the Project Works. Notwithstanding the foregoing, if Prana’s Representative is not an employee of Prana, (i) he/she must not be a competitor of Dr. Reddy’s or any of its Affiliates, and (ii) will not be permitted to access or to examine any Project works, materials and information, until he/she has entered into a non-disclosure agreement with Dr. Reddy’s.

(l)
If at any time during or after the termination of this Agreement, Prana requires a third party to perform any work relating to PBT2 (or any API of it), including its manufacture, then Dr.Reddy’s must, at the request of Prana, co-operate with Prana and the third party and provide such assistance, advice, documentation and information (including the relevant Results) as is necessary to enable the third party to perform the work requested by Prana. Prana agrees to pay all out-of-pocket expenses reasonably incurred by Dr Reddy’s, provided that any anticipated expenses in excess of USD$ 1,000 are approved by Prana in writing before they are incurred.

(m)
It is agreed in relation to the Deliverables for each Sub-Project that Prana shall have fifteen (15) days (“Testing Period”) from the date they are received to perform acceptance testing on the Deliverables in order to confirm that they comply with the specifications set out in this Agreement (“Acceptance Testing”). If Prana is satisfied that the Deliverables meet specification, then it will confirm this in writing to Dr.Reddy’s and pay the applicable milestone payment. If Prana finds that any Deliverables supplied by Dr. Reddy’s do not meet specification, then Prana will immediately notify Dr. Reddy’s in writing of any non-compliance. If the non-compliance for a Sub-Project relates to:

	(i)	Compound supplied to Prana, thenPrana may by written notice:

(A)
require that Dr.Reddy’s manufacture and supply the applicable quantity of Compound based on a manufacture start within 28 days of Prana’s notice or 7 days of initiating plant modification required for the manufacturing, whichever is the earlier and a manufacturing period less than or equal to the period of time originally allocated for the activity in the corresponding Sub-Project in Appendix A; or

(B)
terminate the Sub-Project in whole or in part, in which case Prana will not be liable to pay for, and Dr.Reddy’s must immediately refund any moneys paid by Prana (if any) on account of, the Sub-Project or the terminated part of it;

		(ii)	services or documents or Results supplied, then:

			(A)	Prana may require that Dr.Reddy’s immediately repeat the services or re-write the documents to rectify the non-compliance within the period specified by Prana; or

(b)
terminate the Sub-Project in whole or in part, in which case Prana will not be liable to pay for, and Dr.Reddy’s must immediately refund any moneys paid by Prana (if any) on account of, the Sub-Project or the terminated part of it.

3.	Payment

(a)
The total cost of the Project (including all milestone payments) is three hundred and ninety one thousand United States Dollars (USD 391,000/-) for Sub-Projects 1 to 5 inclusive or seven hundred and seventy two thousand six hundred United States Dollars (USD 772,600/-) for Sub-Projects 1 to 7 inclusive, payable to Dr. Reddy’s.

	(b)	The amount payable by Prana to Dr. Reddy’s for each Sub-Project and the timelines and conditions attaching to each such payment are specified in Appendix A.

(c)
All payments are to be made within 30 days of invoicing. Each of the Sub-Projects that attract and satisfy a milestone payment, other than Sub-Projects 5(d) and 7(d) Stability Studies, shall be invoiced on completion of the Sub-Project. Each Sub-Project will be invoiced independent of the completion of other Sub-Projects. If any Sub-Project is not authorised by Prana (for whatever reason), then Prana will have no liability to pay Dr.Reddy’s for the Sub-Project fees or any other amount. Sub-Projects 5(d) and 7(d) will be invoiced within 30days of completing the timepoints in Appendix B.

	(d)	All payments are subject to:-

		(i)	Prana having received the requisite Deliverables; and

(ii)
Completion of the Sub-Project. Completion of a Sub-Project will be determined by the provision of all Deliverables for that Sub-Project that will include the required written documentation, records and Results and relevant materials in the quantities, form and purity as per the Scope of Project Works and satisfactory Acceptance Testing of the Deliverables.

(e)
Property in the physical quantity of Compound or any API of it (or any other materials or samples) produced by Dr.Reddy’s under any Sub-Project (Goods)will pass to Prana on delivery of the Compound to Prana’s carrier or payment for the Sub-Project in full, whichever is earlier. At Prana’s request (in case of delay in acceptance of Goods from freight forwarder or in case of delay in receiving Goods by Patheon), Dr.Reddy’s will store the Goods at its cost and at the risk of Prana for up to 90 days at appropriate conditions. In the interim, Dr.Reddy’s will liaise with Prana or its nominee in relation to the transport of the Goods to Prana and will obtain at its own risk and expense any export licence or other official authorisation and carry out where applicable all customs formalities necessary for the export of the Goods. On the agreed date, Dr.Reddy’s will deliver the Goods to Prana’s carrier at Dr.Reddy’s premises at which time risk in the Goods will pass to Prana. The payment amounts mentioned herein do not include freight, insurance and other shipping expenses for transportation of Goods from Dr.Reddy’s premises to Australian port of entry or any other international port (Ex-works shipment) and Prana shall bear all such expenses, and shall reimburse Dr. Reddy’s in full in case Dr. Reddy’s is called upon to incur any such expenses. If requested by Prana, Dr.Reddy’s will help Prana to identify an appropriate freight forwarder.

(f)
All payments by Prana to Dr. Reddy’s pursuant to this Agreement shall be made without any withholding or deduction of any withholding tax or other tax or mandatory payment to governmental agencies. If Prana is legally required to make any such withholding or deduction from any payment to Dr. Reddy’s under this Agreement, the sum payable by Prana upon which such withholding or deduction is based shall be increased to the extent necessary to ensure that, after such withholding or deduction, Dr. Reddy’s receives and retains, free from liability for such withholding or deduction, a net amount equal to the amount Dr. Reddy’s would have received and retained in the absence of such required withholding or deduction.

4.	Intellectual Property

(a)
Dr. Reddy’s acknowledges and agrees that the Prana Background IP will at all times remain the exclusive property of Prana or its relevant Affiliate. Similarly, Prana acknowledges and agrees that the Dr.Reddy’s Background IP will at all times remain the exclusive property of Dr.Reddy’s or its relevant Affiliate.

(b)	The Parties acknowledge and agree that all Prana Arising IP is hereby assigned to and will vest in and be solely owned by Prana as and from the time of its creation,

(c)
During the term of this Agreement Prana hereby grants Dr.Reddy’s a royalty free, non-exclusive, non-transferable, revocable licence for the term of this Agreement to use Prana Background IP and Prana Arising IP solely for the Approved Purposes. Similarly, during the terms of this Agreement Dr.Reddy’s hereby grants Prana a royalty free, non-exclusive, non-transferable licence to use Dr.Reddy’s Background IP solely for the Approved Purposes.

(d)	Dr.Reddy’s will Prana provide all assistance and advice and execute all necessary documents as may be required by Prana from time to time, in relation to:

(i) any assignment that may be required to transfer Prana Arising IP to Prana;

(ii) any applications by Prana for Patents or other registrable intellectual property rights in respect of the Prana Arising IP; and

(iii)
any applications, submissions or other documents that Prana seeks to file with a regulatory authority or other government department, agency or body to obtain an approval or consent in relation to the testing, manufacture or sale of the Compound or an API of it, and Prana shall pay all reasonable costs and expenses incurred by Dr.Reddy’s in providing such assistance.

5.	Term and Termination

	(a)	This Agreement shall commence on the Commencement Date and shall, subject always to earlier termination under this Clause 5, continue until ninety (90) days after delivery by Dr. Reddy’s to Prana of the final written report for the last Sub-Project approved by Prana.

	(b)	Notwithstanding any other provision of this Agreement, either Party shall have the right at any time by giving notice to the other to terminate this Agreement (or a Sub-Project in the case of the events described in paragraphs (i), (ii) or (iv)) forthwith in any of the following events:

(i) if the other Party commits a material breach of this Agreement and the breach is not capable of remedy;

(ii)
if the other Party commits a material breach of this Agreement and, where such breach is capable of remedy, that Party does not remedy such breach within 30 days from service of notice upon it that it is in breach and requiring it to remedy such breach; or

(iii)
if the other Party enters into liquidation, whether compulsory or voluntary (other than for the purposes of solvent reconstruction or amalgamation where the resulting Party assumes all such Party’s obligations under this Agreement), or has a receiver, controller or administrator or similar official appointed over some or all it assets or compounds with its creditors or suffers any similar action in consequence of its indebtedness to creditors; or

(iv) if either Party is delayed or incapable of performing its obligations under this Agreement as a result of a matter described in Clause 13 (Force Majeure) for continuous period of 90 days or more.

(c)	Notwithstanding any other provision of this Agreement, Prana may terminate this Agreement (in whole or in part) at any time by giving the Dr.Reddy’s 30 days written notice.

(d)
The obligations of the Parties under clauses 1, 2 (g) and (l) and (m), 3, 4, 5, 7, 8, 9(b), 11,15 16 and 17 will survive the expiry or termination of this Agreement. The obligations of the Parties under clause 6 will survive the expiry or termination of this Agreement for seven (7)years.

(e)	On the expiry or termination of this Agreement or on the termination of a Sub-Project and subject to payment of consideration due under this Agreement:

(i)	Dr. Reddy’s must provide Prana with all outstanding updates and reports as existing at the date of such expiry/termination under clause 2 (e) for any completed or partly completed Sub-Project;

(ii)
Dr. Reddy’s must deliver to Prana all materials produced by it as part of any completed or partly completed Sub-Project in the quantities, form and purity that complies with Prana’s requirements as set forth in the Scope of Project Works (Appendix B);

(iii)
Prana must pay all sums which have accrued or been invoiced by Dr. Reddy’s up to the expiry or termination date and are payable in accordance with the terms of this Agreement. If a Sub-Project is only partly completed on the expiry or termination date, then provided this Agreement or the Sub-Project has not been terminated by Prana pursuant to clauses 2 (m) (i) or (ii) or 5 (b)), Dr. Reddy’s will be entitled to a proportion of its fee for that Sub-Project and non-cancellable pass-through expenses necessary to wind down such Sub-Project. Proportion of the fee shall be calculated on the basis of the percentage of the Sub-Project completed by Dr. Reddy’s. If this amount is less than the total of the advance and other progress payments already paid by Prana for the Sub-Project, then Dr. Reddy’s must refund the difference within 30 days of itsfee being agreed with Prana.

(iv)
Dr. Reddy’s must return the Prana Materials and all Material Forms of the Prana Confidential Information to Prana. In the case of Prana Materials, the Parties acknowledge and agree that Dr. Reddy’s may retain samples of the Prana Materials manufactured by it so that it may comply with its cGMP obligations;

	(v)	Prana must return all Material Forms of the Dr. Reddy’s Confidential Information to Dr. Reddy’s.

(f)	No expiry or termination of this Agreement shall affect any of the rights and obligations of the parties accrued up to the date of expiry or termination.

6.	Confidentiality

(a)
Each Party acknowledges and agrees that the Confidential Information of the other Party will at all times remain the exclusive property of that other Party. Each Party also undertakes to keep the Confidential Information of the other secret and to protect and preserve the confidential nature and secrecy of that Confidential Information.

	(b)	Prana agrees and acknowledges in relation to Dr. Reddy’s Confidential Information, and Dr. Reddy’s agrees and acknowledges in relation to Prana Confidential Information, that it:

		(i)	may only use or reproduce the other Party’s Confidential Information for the Approved Purposes;

		(ii)	must not disclose the other Party’s Confidential Information to any person except as permitted by this Agreement;

		(iii)	must not permit unauthorised persons to have access to the other Party’s Confidential Information;

		(iv)	must not make, or assist or permit any person (including its Representatives) to make any unauthorised use, disclosure or reproduction of the other Party’s Confidential Information;

		(v)	must ensure that any person who has access to the other Party’s Confidential Information does not make any unauthorised use, reproduction or disclosure of that information;

(vi)
must enforce the confidentiality obligations imposed or required to be imposed by this Agreement, including diligently prosecuting at its cost any breach or threatened breach of those confidentiality obligations by a person to whom that Party has disclosed the other Party’s Confidential Information and, where appropriate, making applications for interim or interlocutory relief; and

(vii)
must provide assistance reasonably requested by the other Party, in relation to any proceedings the other Party may take against any person for unauthorised use, copying or disclosure of the other Party’s Confidential Information.

(c)
A Party may disclose the other Party’s Confidential Information to a Representative on a need to know basis but in each case, only to the extent necessary for the Approved Purposes, and provided the Representativesare placed under confidentiality obligations no less onerous than those set out in this Agreement.

(d)
Each Party must procure that its Representatives (whether or not still employed or engaged in that capacity) do not do or omit to do anything which, if done or omitted to be done by that Party, would breach its obligations under this Agreement.

(e)
The obligations of confidentiality and non-disclosure contained in this clause 6 do not apply if and to the extent that the Confidential Information is required to be supplied by virtue of any statute, law or regulation. Each Party must notify the other immediately if it becomes aware of any legal requirement to disclose part or all of the other Party’s Confidential Information.

(f)	Each Party must:

	(i)	establish and maintain effective security measures to safeguard the other Party’s Confidential Information from access or use not authorised under this Agreement;

	(ii)	keep the other Party’s Confidential Information under its own control;

(iii)
maintain complete, accurate and up-to-date records of use, copying and disclosure of the other Party’s Confidential Information and immediately produce these records to the other Party, on request; and

	(iv)	immediately notify the other Party of any suspected or actual unauthorised use, copying or disclosure of the other Party’s Confidential Information.

(g)
Either Party may at any time by notice in writing to the other Party request the return of all Material Forms of its Confidential Information in the possession, power or control of the other Party or any of its Representatives (whether or not those Material Forms were created by the other Party or its Representatives) and the other Party must immediately comply with such request. In the case of Prana Materials to be returned by Dr. Reddy’s, the parties acknowledge and agree that Dr. Reddy’s may retain samples of the Prana Materials manufactured by it so that it may comply with its GMP obligations.

	(h)	Return of the Material Forms of Confidential Information under clause 6(g) does not release a Party from its obligations under this clause 6.

7.	Liability

(a)
Prana will defend, indemnify and hold harmless Dr. Reddy’s and its Representatives and Affiliates from and against any and all liability losses, costs, damages or expenses (including court costs and reasonable attorneys fees) incurred from or arising in connection with any claim (including claims for infringing third party intellectual property rights) arising out of or are in any way relating to:

(i)
Prana’s use of the Prana Arising IP, the Results, Compound, APIs or any materials produced during a Sub-Project and supplied to Prana, provided Dr. Reddy’s has complied with this Agreement in relation to its performance of the Sub-Project and the Sub-Project Deliverables have been accepted by Prana in writing;

(ii)
personal injuries or death to persons or property loss or damage which occur on Dr. Reddy’s premises or the premises of Dr. Reddy’s Affiliates as a result of the conduct of the Project to the extent that they are directly attributable to circumstances that could have been avoided by Dr. Reddy’s if it had been aware of relevant information about the Compound that was knowingly or negligently with held from Dr. Reddy’s by Prana; or

		(iii)	the breach of clauses 4 or 6 by Prana or its Affiliates or Representatives.

(b)
Prana will defend, indemnify and hold harmless Dr. Reddy’s and its Representatives and Affiliates from and against any and all liability losses, costs, damages or expenses (including court costs and reasonable attorneys fees) incurred from or arising in connection with any claim for infringing third party intellectual property rights arising out of or are in any way relating to Dr. Reddy’s use, for Approved Purposes, of the Prana Materials, Compound APIs, Prana Background IP or Prana Arising IP.

(c)
Dr. Reddy’s will indemnify and hold harmless Prana, its Representatives and Affiliates from and against all costs, expenses, liabilities, losses, damages, claims and proceedings suffered or incurred by them (including proceedings for infringing third party intellectual property rights) which have arisen out of or are in any way relating to:

(i)
personal injuries or death to persons or property loss or damage which occur on Dr. Reddy’s’ premises or the premises of Dr. Reddy’s’ Affiliates as a result of or in connection with any act or omission, negligence or breach of this Agreement by Dr. Reddy’s or its Affiliates or any of their respective Representatives;

(ii)
any use (other than for the Approved Purposes) by Dr. Reddy’s or its Affiliates (or by third parties under licence from or other arrangement with Dr. Reddy’s or its Affiliates) of the Prana Materials, Prana Background IP, the Prana ArisinglP, the Results or Compound APIs;

		(iii)	the use of Dr. Reddy’s Background IP by Prana, its Representatives and Affiliates for the Approved Purposes; or

		(iv)	the breach of clauses 4 or 6 by Dr. Reddy’s or its Affiliates or Representatives.

(d)
Notwithstanding any other provision of this Agreement, neither Party will have any liability to the other Party (or any Affiliate of it) for any consequential or indirect loss or damage (including loss of profits) (“Consequential Loss”) suffered or incurred by the other Party (or any Affiliate of it), howsoever arising. This paragraph (e) will not prevent a Party recovering from the other, Consequential Loss suffered or incurred by it (or an Affiliate of it) under paragraphs(a) and (b) and(c) above.

(e)
In no event will the aggregate liability of either Party for any claims made by the other Party under or in connection with this Agreement exceed the Project Price (except in relation to their respective liabilities for any claims made under clauses 7 (a), (b) and (c) which will not be subject to this limitation).

8.	Warranties

(a)
Each Party warrants to the other that it is duly organised, validly existing and in good standing in accordance with the applicable laws and has all necessary power and authority to enter into this Agreement and to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby and that it isduly licensed or qualified to do business in its principle place of business.

(b)
Each Party warrants to the other that the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder and the consummation of the transactions contemplated by this Agreement have been duly authorised by all requisite action on the part of the Party, and no other corporate proceedings by it or any of its Affiliates are required in connection therewith.

(c)
Each Party represents that there is no litigation pending or threatened (judicial, regulatory or otherwise) or other operational issues within its business that would or might prevent or adversely interfere with the performance of its obligations under this Agreement.

(d)
During the term of this Agreement and before commencing the development and manufacture of the Compound, each Party warrants that it will (at its own cost) obtain, maintain and secure all permits, registrations and licences (including but not limited to those in respect of manufacturing and regulatory) required under applicable laws to allow it to performits obligations under this Agreement. If requested by a Party, the other Party shall submit copies of any such documents for its inspection and records. Further, the Parties hereby agree that they will promptly notify the other of any notices and non-compliances issues that have been noticed , issued or reported by any regulatory or statutory authorities and ensure that they are complied with immediately without any delay or continuing default.

(e)
Each Party warrants that it has the requisite skills, resources, technology and all the rights and licences necessary for rendering services and fulfilling its contractual obligations under this agreement.

(f)
Pranawarrants that the Prana Background IP and other information provided by it for use by Dr. Reddy’s in the manufacture and development of the Compound pursuant to this Agreement will not violate or infringe upon the intellectual property rights of any third person. Dr. Reddy’s warrants that the use of Dr. Reddy’s Background IP or other Dr. Reddy’s Confidential Information by either Party for the Approved Purposes will not violate or infringe upon the intellectual property rights of any third person.

(g)
EXCEPT AS AGREED UNDER THIS AGREEMENT DR. REDDY’S MAKES NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY REGARDING OR RELATING TO THE PERFORMANCE OF THE OBLIGATIONS UNDER THIS AGREEMENT. TO THE EXTENT PERMITTED BY LAW, DR. REDDY’S SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OR MERCHANTABILITY FOR A PARTICULAR PURPOSE OF RENDERING SERVICES FOR THE PROJECT UNDER THIS AGREEMENT.

9.	Hazardous Information

Pranawill make all information (if any) which it has available to it concerning the health and other hazards of the Compound and its synthesis and any other materials including reference standards provided by Prana to Dr. Reddy’s for the purpose of the Project. Dr. Reddy’s must assess these hazards and take the necessary measures in relation to the Project to:

	(a)	ensure the safety of its Representatives; and

	(b)	avoid any loss or damage to its premises or property.

10.	Assignment and Subcontracting

	(a)	Neither Party shall assign this Agreement or any of its rights and obligations under it to any third party without first obtaining the prior written consent from the other.

	(b)	Dr. Reddy’s must not subcontract any of its obligations under this Agreement without the prior written consent of Prana.

	(c)	If Prana, in its absolute discretion, consents to the subcontracting of the performance of any of the Project Works, then:

		(i)	Dr. Reddy’s shall remain fully responsible for the performance of the Project Works and must continue to comply with each and every one of its obligations under this Agreement;

		(ii)	without limitation, all acts or omissions of the subcontractor shall be deemed acts or omissions of Dr. Reddy’s; and

(iii)
Dr. Reddy’s must ensure that any subcontractor so engaged complies with, and enters into a written agreement with Dr. Reddy’s under the terms of which the subcontractor agrees to comply with all relevant provisions of this Agreement as if it were a party to this Agreement.

11.	Notices

	(a)	A notice, consent, approval or other communication (each a Notice) under this agreement must be signed by or on behalf of the Party giving it, addressed to the Party to whom itis to be given and:

		(i)	delivered to that Party’s address;

		(ii)	sent by pre-paid mail to that Party’s address; or

		(iii)	transmitted by facsimile to that Party’s address.

	(b)	A Notice given to a Party in accordance with this clause 10 is treated as having been given and received:

		(i)	if delivered to a Party’s address, on the day of delivery if a Business Day, otherwise on the next Business Day;

		(ii)	if sent by pre-paid mail, on the tenth Business Day after posting; or

		(iii)	if transmitted by facsimile to a Party’s address and a correct and complete transmission report is received, on the day of transmission if a Business Day, otherwise on the next Business Day.

(c)	For the purpose of this clause the address of a Party is the address set out below or another address of which that Party may from time to time give notice to the other Party:

If to Prana:	Dianne Angus
Chief Operating Officer
Prana Biotechnology Ltd
Level 2, 369 Royal Parade, Parkville Victoria 3052

Facsimile: +61 3 9348 0377

If to Dr. Reddy’s:	Mr. Manoj Mehrotra
Vice President – Global CPS head
Custom Pharmaceutical Services,
Dr. Reddy’s Laboratories Limited
Bollarum Road, Miyapur,
Hyderabad, Andhra Pradesh, India- 500049

Facsimile: +91 40 4465 8654

12.	Entire Agreement

The Confidentiality Agreement between the Parties dated 15 January 2013, the LOI, the Quality Agreement (as amended pursuant to clause 2 (i)) and this Agreement set forth the entire agreement between the Parties as to its subject matter. In the event of any incompatibility between the terms of this Agreement and the said Confidentiality Agreement LOI and Quality Agreement, the terms of this Agreement shall prevail and take priority. None of the terms of this Agreement shall be amended except in writing signed by both Parties.

13.	Force Majeure

A Party shall not be liable for a failure to perform any of its obligations under this Agreement (other than a payment obligation) due to any cause or circumstance which is beyond its reasonable control, including without limitation, acts of God, wars, riots, interference by military or para-military, strikes, lock-outs or other labour unrest, fires, explosions, shipwrecks, shortage in material if the supplier(s) of such material is unable to supply due to causes and circumstances beyond their control as exemplified above (“Force Majeure Event”) provided always that such failure or delay could not have been prevented by reasonable precautions. In the case of Force Majeure, the obligations of the Party affected shall be suspended and it shall not be liable for damages or for penalties for non-performance to the extent that such non-performance is caused by the Force Majeure event with the proviso that if the Force Majeure period should extend more than three (3) months then the other Party shall have the right to terminate this Agreement forthwith upon written notice at any time after expiration of said three (3) months period. In addition, non-performance shall only be excused during the continuation of the Force Majeure event.

14.	Independent Contractors

The parties are independent contractors and this Agreement shall not be construed as creating or evidencing a partnership, agency, employment or joint venture relationship between them.

15.	Dispute Resolution

(a)
If a dispute arises in connection with this Agreementor relating to this Agreement including its interpretation and any question regarding its existence, validity or termination, then a Party wishing to have the dispute resolved must give the other Party a notice specifying the dispute and requiring its resolution under this clause 15 (“Dispute Notice”).

	(b)	Within 14 days of the date of service of the Dispute Notice, each Party must:

(i) appoint a Representative with authority to negotiate and settle the dispute; and

(ii) notify the other Party in writing of the appointed Representative’s name and contact details.

	(c)	The authorised Representatives and the Parties that they represent must then use their reasonable endeavours to resolve the dispute within 42 days of the date of service of the Dispute Notice. If they fail to resolve the dispute within this period, then either Party may institute court proceedings.

	(d)	A Party may not commence court or any other proceedings in relation to a dispute arising in connection with this Agreement until it has exhausted the procedures in this clause, unless the Party seeks injunctive or other interlocutory relief to preserve property or rights or to avoid losses that are not compensable in damages.

16.	Governing Law and Jurisdiction

(a)
This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of England and the courts located at London shall have the exclusive jurisdiction to entertain and resolve all the disputes between the Parties.

	(b)	Each Party irrevocably and unconditionally:

		(i)	submits to the jurisdiction of the courts of England; and

		(ii)	waives any claim or objection based on absence of jurisdiction or inconvenient forum.

	(c)	The rights and obligations of the parties under this Agreement shall not be governed by the United Nations Convention on Contracts forthe International Sale of Goods (1980).

17.	Miscellaneous

(a)
No forbearance or tolerance on the part of the either Party of any breach of this Agreement by the other shall constitute waiver of the requirements of this Agreement. A right may only be waived in writing, signed by the Party giving the waiver.

(b)
The parties hereby agree that any provisions of this agreement which are held to be invalid and unenforceable in law shall not by itself make this Agreement invalid nor effect the other provisions of this agreement and the other terms shall remain fully enforceable and valid in law.

(c)
Each Party agrees to do all things and execute all agreements, instruments, transfers or other documents as may be necessary or desirable to give effect to the provisions of this Agreement and the transactions contemplated by it.

	(d)	This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

Executed by the Parties by their duly authorised representatives

Prana Biotechnology Ltd

By

(Name): Dianne Angus

(Title): Chief Operating Officer

(Date):	2 August 2013

Dr. Reddy’s LaboratoriesLimited

By

(Name): ManojMehrotra

(Title): Vice President – Head of Global CPS business

(Date):	19th August 2013.

Appendix A

PROJECT WORKS AND TIMETABLE

Project item (Sub-Project)		Responsible Party	Milestone Payment USD	Timeline

1-	Completion of Process Development Work (towards filtration)	Dr Reddy’s	USD$45,000	Commence April 1st 2013 “Start Date”. Milestone payment on completion.

2-	Completion of Analytical Validation Work	Dr.Reddy’s	USD 40,000	Commence April 1st 2013 “Start Date”. Milestone payment on completion.

3-	Receipt of Importation License	Dr. Reddy’s		1 weekahead of the planned shipment of each batch of Chlorquinaldol: 22nd July for 300kg and 17th October for 600kg

4-	Chloroquinaldol shipment to Dr. Reddy’s manufacturing site	Prana		Within 17 weeks from Start Date: 29th July 2013
Estimated arrival at Chennai airport: 6 August 2013

5- a)	20 Kg Campaign Commence 20kg PBT2 HCI Manufacture in plant under cGMP (as per agreed specifications).	Dr. Reddy’s	USD 45,000*
Within thirteen working days from receiving the shipment of 300kg of Chloroquinaldolat Chennai airport (6 working days are allocated for Customs clearance and transport to Dr. Reddy’s manufacturing site and 7 working days for analytical testing).

Provision: necessary documentation will be provided by Axyntis to clear the shipment at receiving port(Airway Bill to be received prior to shipment leaving France) and enter the chlorquinaldol in Dr. Reddy’s QA systems (Axyntis QA Agreement and linking statement to be received prior to shipment arriving at Dr. Reddy’s facility). Delays in receiving this information will incur a change in the above dates.

26st August 2013;
“Manufacture Start Date”**.

20	Kg Campaign
b)	Completion of 20kg Manufacturing Campaign of PBT2 HCI undercGMP(as per agreed specifications), acceptance of Certificate of Analysis and executed batch records by Prana.	Dr. Reddy’s	USD 160,000 and USD 25,000*	13thDecember 2013 being 16 weeks from Manufacture Start Date.

c)	Option for Prana to order the raw materials for the 40kg campaign (at cost, up to a max of USD 70,000 if Prana does not proceed with 40kg campaign)			13thNovember or before – if Prana wants to preserve the timelines for the 40kg campaign

20Kg Campaign		Dr. Reddy’s	USD 36,000	Incremental payments per time point over 48 months.
d)	Stability Study (48 months as per ICH guidelines)

20Kg Campaign
e)	20 kg Campaign overage		Prana will pay 50% of the USD 8,640 per Kg price for PBT2 in excess of 20Kg - up to a maximum of 6Kg ***
20Kg Campaign		Dr. Reddy’s	USD 40,000	Milestone payment on completion
f)	Manufacturing Report
6-	Authorization from Prana to proceed with 40kg Campaign	Prana		Within 1 month after acceptance of Certificate of Analysis for the 20Kg Campaign

7- a)	40Kg Campaign Commence 40kg PBT2 HCI Manufacture in plant under cGMP (as per agreed specifications).	Dr. Reddy’s	USD 45,000*	“Second Manufacture Start Date”. 2 weeks after Authorization by Prana.

40 b)	Kg Campaign Completion of 40kg Manufacturing Campaign of PBT2 HCI under cGMP (as per agreed specifications), acceptance of Certificate of Analysis and executed batch records by Prana.	Dr. Reddy’s	USD 205,600 and USD 45,000*	24 weeks from Second Manufacture Start Date

c)	40Kg Campaign overage		Prana will pay 50% of the USD 8,640 per Kg price for PBT2 in excess of 40Kg - up to a maximum of 6Kg ***
40Kg Campaign		Dr. Reddy’s	USD 36,000	Incremental payments per
time point over 48 months.
d)	Stability Study (48 months as per ICH guidelines)
40Kg Campaign		Dr. Reddy’s	USD 50,000	Milestone payment on completion
g)	Manufacturing Report

*Milestone payment is forfeited if Timeline is not met.

**Manufacture Start Date is 26st August 2013, unless Prana’s shipment of Chlorquinaldol is delayed, or if there is any quality issues with the Chloroquinadol (after testing by Dr. Reddy’s within one week of receipt) in which case Milestone payments will be deferred relative to the new Manufacture Start Date.

*** Any overage beyond that specified in Project Items 5 (e) and 7 (c) will be provided to Prana at no charge

Appendix B

SCOPE OF PROJECT WORKS
Definitions
The terms below as used in the Project Works Specification have the following meanings:

(a)
“KSM” means “key starting material” and is the chemical substance representing starting point of the manufacture of the API and is incorporated as a significant structural fragment into the structure of the API. For the manufacture of PBT2, the KSM is chlorquinaldol.

(b)
“BPR” means “batch production record” and is a documented description of the operations to be performed, the precautions to be taken and measures to be applied directly or indirectly related to the manufacture of an intermediate or API.

(c)	“CoA” means “certificate of analysis”
(d)	“ICH” means International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.
(e)	“Quantitation Limit” means the lowest amount of analyte in a sample that can be quantitatively determined with suitable precision and accuracy.
(f)	“Detection Limit” means the lowest amount of analyte in a sample that can be detected, but not necessarily quantitated as an exact value.
(g)	“DSC” means “differential scanning calorimetry” , an analytical technique.
(h)	“Sub Project” means a “Project item” listed in Appendix A and specified in this Appendix B.
(i)	“SS-NMR” means “solid-state nuclear magnetic resonance”, an analytical technique.
(j)	“FT-IR” means “Fourier transform infrared spectroscopy”, an analytical technique.
(k)	“USP” means the edition of the United States Pharmacopeia–National Formulary that is current at the time of execution of the Sub-project.

Sub-Project 1: Process Development (optimizing filtration)

The scope for this work will involve identifying improvements to the process that result in optimized filtration rates, ensuring better filterability, and improved reaction yields.

The initial part of this work will be a “on paper” familiarisation of the team with the process as used in the 2010 manufacturing campaign, including astage wise evaluation. The result of this work will be an optimization plan which will be discussed with Prana. The priorities for the work will be agreed between Prana and Dr.Reddy’s and the process optimisation work will begin. Priorities will be reviewed on a regular basis during the process optimisation. Once the final process is agreed on between the parties, Dr.Reddy’s will demonstrate the new process by preparing Lab Assurance Batches. Those Lab Assurance Batches will form the basis of the Technology Transfer package to the manufacturing plant.

Examples of areas to be considered for optimisation:

(a) Stage-1 (N-Oxide preparation):

Brief process: The chloroquinoldol (KSM) N-oxide formation is performed with hydrogen peroxide in presence of catalytic amount of sodium tungstate in IPA.

Safety concern: Reaction is clean and was demonstrated to be scalable in last two campaigns but the N-oxide product itself posseses an occupational health hazard as it is a potential genotoxic impurity. Since soluble N-oxide was carried to MLs (mother liquor) during filtration of the product, hence we need to make sure that it is properly quenched/ degraded before MLs is discarded. In this regard we need to fine tune the analytical method for proper quenching.

Recommendations: Explore possibility of solvent extraction technique to avoid filtration and physical handling of this genotoxic intermediate.

(b) Stage-2 & 3 (Acetylation):

Brief process: The Quinoline N-oxide (CDDQ1) was acetylated using acetyl chloride solid product CDDQ2 (not isolated) was taken for hydrolysis in aqueous sodium hydroxide and IPA, followed by pH adjustment to yield product CDDQ3.

Critical parameter:

1)	Handling of starting material (to be done by using proper PPEs)

2)	pH is critical for the product isolation

3)	Use of dioxane in the process

Recommendations: Required to explore alternative solvent to replace dioxane in reaction.

(c) Stage-4 (Chlorination):

Brief process: CDDQ3 was then converted to chloromethyl derivative CDDQ4 using thionyl chloride.

Scale up issues:

1) It was observed in the last campaign that the isolation of this intermediate was very cumbersome because of very fine particle size. Due to this fine nature, it took ~14 days to complete filtration in ANFD. Hence a need exists to revisit isolation procedure to avoid filtration problems in plant

Recommendations: Crystal size needs to be improved to reduce the filtration time cycle. This requires fit to purpose crystallization studies.

2) Filtration to be done in a single phase system instead of heptane+water medium and appropriate equipment to avoid filtration problems

3) Another approach would be to take this material in toluene to the next stage avoiding the isolation provided we show the cutoff of CDDQ1 (genotoxic impurity) at CDDQ3.

(d). Stage-5 (Amination):

Brief process: Aminalion of 5,7-dichloro-2-(chloromethyl)quinolin-8-ol (CDDQ4) was performed with dimethyl amine solution in toluene. After completion of reaction, product was isolated by pH adjustment with hydrochloric acid (pH 6.0-6.5).

Scale up issue: Assay of the product is less (~65%)

Recommendations: The root cause of low assay needs investigation in lab.

(e) Stage-6 & 7 (Re crystallization):

Brief process: Re crystallization of (5,7-dichloro-2-((dimethylamino) methyl)quinolin-8-ol hydrochloride (CDDQ5i) was done in IPA-Water to give pure API.

Scale up issues:

1)	Poor yield was observed in order to get desired quality of the product.

2)	Polymorph inconsistency.

3)	Depletion of genotoxic impurity.

Recommendations:

A single re crystallization method needs to be established to enrich the yield without affecting quality and polymorph. Whether this is possible is entirely dependent on the Assay of CDDQ5i and number of carbon treatments. The feasibility of having a single recrystallization will be determined based on the lab assurance batches done following all the improvements to the earlier steps, as well as the existing first recrystallization process. In the event that a single recrystallization is mutually agreed to be viable, process development work will be agreed on and conducted to ensure success in the plant.

As crystallisation studies can be time-consuming, it is agreed here that any studies involving the variation of ratios of IPA and water, or the use of other solvents are outside the scope of this agreement. In the event that Prana wished to investigate these options, Prana and Dr. Reddy’s would need to mutually agree on the scope, resources and aim of crystallisation studies. Delivery time for such activities would need to be reconsidered appropriately.

Deliverabies:

-
A Lab Assurance Batch of PBT2 manufactured using the final agreed modified process resulting from the process optimisation. The Lab Assurance Batch must meet all specifications at every stage of the manufacture.

-	All records pertaining to the Lab Assurance Batch including release data for all intermediates, a Certificates of Analysis for PBT2, experimental details and methods for the manufacture.

-	A report describing the Process Optimisation work (including failed attempts) and the final Lab Assurance Batches manufacture.

Sub-Project 2: Completion of Analytical Validation Work

The scope of this Sub-Project includes the refinement of existing methods and the establishment of further methods by Dr. Reddy’s to meet all the regulatory requirements for a Phase 3 trial.

(a) Identification by IR and HPLC:

1)	Specificity for FT-IR method to be performed. Ref: USP< 1225>

(b) Quinoline Chloride and Ouinoline-N-Oxide by LC/MS/MS:

1)	Justification of determination of accuracy with only 2 different concentrations. Justification to be provided.
2)	Robustness for HPLC parameters e.g. flow rate, mobile phase composition and column temp

(c) Water content by Karl Fisher:

1)	Verification as per USP< 1226> and 21 CFR 211.194(a)(2)

(d) Polymorphic form determination:

1)
Qualification of the method to be addressed, with USP<761> and ICH Q2 (R1). Only specificity is required. To perform the specificity, Prana need to supply other morph (Form-II) in pure form. Initially Dr.Reddy’s have checked the method for Form-I & impure Form-II and data was shared with Prana. Prana will try and provide some pure Form II.

2)	Analysis will be outsourced; reports will be prepared and shared by Dr.Reddy’s team.

(e) Chloride Content:

1)
Information on specificity to be included in validation report. We need to put some extra effort on this activity to show the method is specific to PBT2.HC1. We will spike CDDQ5 freebase and show that there is no interference of CDDQ5 free base in titration

(f) Tungsten Content:

1)	Information on specificity to be included in validation report, together with a sample spectrum. Report will be amended to include the statement on specificity

(g) Particle size distribution:

1)	Qualification as per USP<429>: Dr.Reddy’s will do the Verification.

(h) Microbial method:

Verification or qualification (USP<1226> and 21 CFR 211.194(a)(2). Dr.Reddy’s need to outsource this activity.

In addition to the above, changes to the process may lead to additional requirements in terms of analytical methods (such as a change in solvent). Any additional methods required will be developed and validated as part of this project.

Deliverables for each method:
-	Method
-	Updated specifications
-	Method Validation reports.

Sub-Project 3: Receipt of Importation License

Dr Reddys will apply for and obtain an Importation License for up to 600Kg of Chlorquinaldol from Axyntis Group –Synthexim in France to enable Prana to arrange shipment to Dr Reddys manufacturing site,

Deliverable: Importation License

Sub-Project 4: Chloroquinaldol shipment to Dr, Reddy’s manufacturing site

Prana will arrange shipment of the Chloroqinaldol from Axyntis Group –Synthexim in France at its cost.

Deliverables:

-	300Kg of Chlorquinaldol to be shipped to Dr. Reddy’s for Sub project 5 by ten working days prior to Manufacture Start Date (by 29th July)
-	600Kg of Chlorquinaldol to be received. by Dr. Reddy’s for Sub-project 7 by one week prior to Second Manufacture Date

Sub-Project 5: GMP manufacture of 20 kg PBT2 HCI:

a)	Commence 20kg PBT2 HCI Manufacture in plant under cGMP (as per agreed specifications.

(i)
Dr. Reddy’s will manufacture 20 kg of PBT2 drug substance according to the applicable regulatory and statutory requirements of current Good Manufacturing Practices (GMP) (US 21 CFR parts 210 and 211 and ICH Q7) in the following scenario:

(ii)
Dr.Reddy’s will strictly adhere to all the decisions agreed after the 2010 manufacture of PBT2 and during Process Development (Sub-project 1) with regards to the type and material of construction of the equipment to be used in the manufacture, the quality and suppliers of reagents and solvents, the type of reactors to be used, the timing of use of the Cleanroom etc Any changes in equipment, master batch records, specifications, methods or any other aspect of the manufacture from the previous 2010 manufacture that are not explicitly justified in the Process Development report (sub-project l)will need written approval by Prana.

Deliverables:
-	Technology transfer for Stage 1 to be completed
-	Master batch records for Stage 1 to be approved
-	Reactors assigned to Stage 1 to be washed and ready for use in PBT2 manufacture
-	All personnel assigned to PBT2 manufacture to be identified and available
-	Chlorquinaldoland all reagents and solvents to be used in Stage 1 to
-	be received and released for use
-	Stage 1 to be initiated in the plant

(b)	Completion of 20kg Manufacturing Campaign of PBT2 HCI under cGMP (as per agreed specifcations), acceptance of Certificate of Analysis and executed batch records by Prana.

(i)	The manufacture will proceed as per the agreed master batch records. Prana will be informed of all deviations, however minor, and those will be dealt with as per the Quality Agreement.

(ii)	All results will be communicated to Prana immediately. Any result that raises questions will be communicated to Prana ahead of any internal investigation so Prana can be take part in resolving issues.

(iii)
The existing analytical methods as well as the refined analytical methods as per Sub Project 2, will be used to release intermediates and final materials. All intermediates and final material will meet the specifications agreed with Prana prior to manufacture.

(iv)	The batch polymorphic form will match that of PBT2 batch AFFH001457 manufactured by Dr. Reddy’s in 2010.

(v)
Mother liquors from the last recrystallization step, intermediates and crude samples from the GMP manufacture will be retained in the Dr. Reddy’s facilities for a period of up to 90 days after the completion of the Project. After which time Prana will have the option to either ship the materials to another site at cost to Prana, request further storage in the Dr. Reddy’s facilities at a cost to Prana agreed to by both parties or have these materials destroyed or disposed of by Dr. Reddy’s according to their regular procedures. If prior to 90 days Prana decides to engage Dr. Reddy’s for recovery development and/or impurity work using these materials, they will be retained at Dr. Reddy’s for those purposes.

Deliverables:
-	Technology transfer for Stage 2 onwards to be completed
-	Master batch records for Stage 2 onwards to be approved
-	Release data for all intermediates and final material to be received and approved by Prana
-	Certificate of Analysis, Certificate of GMP compliance and other release documents to be received by Prana and approved
-	Master Batch records for all stages to be provided to Prana, reviewed and any amendments and comments attended to.
-
All information relevant to the manufacture and required for a FDA IND regulatory filing to be provided to Prana, including but not limited to, the description of the manufacturing process, batch traceability, Certificates of analysis of all reagents and solvents. In addition, Dr. Reddy’s should record all suggestions for improvement in future campaigns or areas in need of further investigation.. Such information should be provided in a Manufacturing Campaign Report

(c)	Option for Prana to order the raw materials for the 40kg campaign (at cost, up to a maximum of USD 70,000 if Prana does not proceed with 40kg campaign).

(d)	Stability Study (48 months as per ICH guidelines):

A stability study, conducted according to the according to the ICH guideline “Q1A(R2) Stability Testing of New Drug Substances and Products”, will commence immediately after manufacture of 20 Kg GMP PBT2 API. The existing analytical methods as well as the refined analytical methods as per Sub Project 2, will be used for the stability studies (6 month accelerated study and 48 months long term study). The accelerated study will have following data points – 0, 1, 2, 3, and 6 months. The long term study will have the following data points – 0, 1, 3, 6, 9, 12, 18, 24, 36 and 48 months.

Deliverables for each timepoint:
-	Updated QA-checked stability report to be received within 2 weeks of pulling the samples
-	Raw data

Sub-Project 6: Authorization from Prana to proceed with 40kg Campaign

Authorization to proceed or not to proceed to Sub-Project 7 is due within one month after Prana’s acceptance of Certificate of Analysis.

Sub-Project 7: GMP manufacture of 40 kg PBT2 HCl:

(a)	Commence 40kg PBT2 HCI Manufacture in plant under cGMP (as per agreed specifications )

	(i)	Dr. Reddy’s will manufacture 40 kg of PBT2 drug substance according to the applicable regulatory and statutory requirements of current Good Manufacturing Practices (GMP) (US 21 CFR parts 210 and 211 and ICH Q7) in the following scenario:

(ii)
Dr.Reddy’s will strictly adhere to all the decisions agreed after the 2010 manufacture of PBT2, during Process Development (Sub-project 1) and during and after the manufacture of 20kg (subproject 5 above) with regards to the type and material of construction of the equipment to be used in the manufacture, the quality and suppliers of reagents and solvents, the type of reactors to be used, the timing of use of the Cleanroom etc Any changes in equipment, master batch records, specifications, methods or any other aspect of the manufacture from the previous 2010 manufacture that are not explicitly justified in the Process Development report (sub-project 1) or the campaign report for the 20kg manufacture (subproject 5 above) will need written approval by Prana.

Deliverables:
-	Master batch records for Stage 1 to be approved
-	Reactors assigned to Stage 1 to be washed and ready for use in PBT2 manufacture
-	All personnel assigned to PBT2 manufacture to be identified and available
-	Chlorquinaldol and all reagents and solvents to be used in Stage 1 to be received and released for use
-	Stage 1 to be initiated in the plant

(b)	Completion of 40kg Manufacturing Campaign of PBT2 HCI under cGMP (as per agreed specifications), acceptance of Certificate of Analysis and executed batch records by Prana.

	(i)	The manufacture will proceed as per the agreed master batch records. Prana will be informed of all deviations, however minor, and those will be dealt with as per the Quality Agreement.

	(ii)	All results will be communicated to Prana immediately. Any result that raises questions will be communicated to Prana ahead of any internal investigation so Prana can be take part in resolving issues.

(iii)
The existing analytical methods as well as the refined analytical methods as per Sub Project 2, will be used to release intermediates and final materials. All intermediates and final material will meet the specifications agreed with Prana prior to manufacture.

	(iv)	The batch polymorphic form will match that of PBT2 batch AFEH001457 manufactured by Dr. Reddy’s in 2010.

(v)
Mother liquors from the last recrystallization step, intermediates and crude samples from the GMP manufacture will be retained in the Dr. Reddy’s facilities for a period of up to 90 days after the completion of the Project. After which time Prana will have the option to either ship the materials to another site at cost to Prana, request further storage in the Dr. Reddy’s facilities at a cost to Prana agreed to by both parties or have these materials destroyed or disposed of by Dr. Reddy’s according to their regular procedures. If prior to 90 days Prana decides to engage Dr. Reddy’s for recovery development and/or impurity work using these materials, they will be retained at Dr. Reddy’s for those purposes.

Deliverables:
-	Master batch records for Stage 2 onwards to be approved
-	Release data for all intermediates and final material to be received and approved by Prana
-	Certificate of Analysis, Certificate of GMP compliance and other release documents to be received by Prana and approved
-	Master Batch records for all stages to be provided to Prana, reviewed and any amendments and comments attended to.
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All information relevant to the manufacture and required for a FDA IND regulatory filing to be provided to Prana, including but not limited to, the description of the manufacturing process, batch traceability, Certificates of analysis of all reagents and solvents. In addition, Dr. Reddy’s should record all suggestions for improvement in future campaigns or areas in need of further investigation.. Such information should be provided in a Manufacturing Campaign Report

(c) 40kg PBT HCI Campaign Overage

Prana will pay 50% of the USF8,640 per Kg price for PBT2 in excess of 40Kg – up to a maximum of 6Kg.

(d) Stability Study (48 months as per ICH guidelines)

A stability study, conducted according to the according to the ICH guideline “Q1A(R2) Stability Testing of New Drug Substances and Products”, will commence immediately after manufacture of 40 Kg GMP PBT2 API. . The existing analytical methods as well as the refined analytical methods as per Sub Project 2, of this appendix, will be used for the stability studies (6 month accelerated study and 48 months long term study). The accelerated study will have following data points – 0, 1, 2, 3, and 6 months. The long term study will have the following data points – 0, 1, 3, 6, 9, 12, 18, 24, 36 and 48 months.

Deliverables for each timepoint:
-	Updated QA-checked stability report to be received within 2 weeks of pulling the samples
-	Raw data